Exhibit 99.1

FOR IMMEDIATE RELEASE

Digital Lifestyles Leases Acreage for Oil and Gas Exploration

Crossville, TN -- (GLOBE NEWSWIRE)--October 6, 2009—Digital Lifestyles Group, Inc. (Pink Sheets: DLFG) announced today that the company has entered into two leases covering a total of approximately 43 acres in Kentucky and Tennessee which will permit it to begin exploration for oil and gas in Tennessee and Kentucky.  The Tennessee lease is approximately 10.5 acres and is considered a direct offset to a well located on an adjacent property that was a 500 barrel per day flowing well when drilled.  The Kentucky lease is approximately 32 acres and the company believes this site is of particular promise due to several producing formations in the immediate area, including the Granville, Sunnybrook, Stones River, Murfreesboro, Wells Creek and Knox formations.

The initial terms of the leases are one year and each lease automatically renews for additional terms providing that the company has begun drilling operations on the property.  The company has begun the process of applying for all the necessary permits with all state and federal agencies and upon receipt it intends to begin drilling operations as soon as possible.

About Digital Lifestyles Group, Inc.

Digital Lifestyles Group, Inc. was formerly a computer and consumer electronics company that designed, manufactured and marketed digital and consumer products. In April 2005 the company discontinued all operations and was a shell company until beginning its development of operations in the energy sector during the third quarter of 2009.  Digital Lifestyles Group, Inc. has previously announced its pending name change to TN-K Energy Group Inc. which the company anticipates will be effective later in October 2009.

This press release contains "forward-looking statements."  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of Digital Lifestyles to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to implement its business strategy, obtain sufficient capital as necessary, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in Digital Lifestyles Annual Report on Form 10-K and its other filings with the SEC.  Accordingly, although Digital Lifestyles believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Digital Lifestyles has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
Digital Lifestyles Group, Inc.
(931) 707-9599